                                             EXHIBIT 11
                           STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
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

                                                                      THREE MONTHS               THREE MONTHS
                                                                      ENDED JUNE 30,             ENDED JUNE 30,
                                                                      ------------------        ----------------
                                                                           1996                      1995
                                                                         -------                   -------

Net income available to common stockholders                                   $499,424           $154,406
Accrued dividends on preferred stock                                                 -            134,546
                                                                             ---------         ----------
Net income for computing net income and pro forma net income per share (1)     499,424            288,952
                                                                             =========         ==========
Weighted and pro forma weighted average common shares outstanding (1)        5,261,443          2,985,363


Shares of common stock assumed to be issued upon
     exercise of common stock options and warrants to
     purchase common stock using treasury stock method,
     including "cheap" options and warrants as outstanding for
     all periods                                                               498,557            329,637
                                                                             ---------         ----------
Weighted and pro forma weighted average number of common and common
     equivalent shares outstanding (1)                                       5,760,000          3,315,000
                                                                             =========         ==========

Net income and pro forma net income per common and common
    equivalent shares (1)                                                        $0.09              $0.09
                                                                             =========         ==========
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(1) Pro forma weighted average shares outstanding for the three months ended
    June 30, 1995 gives retroactive effect to the conversion of the outstanding shares of Preferred Stock into shares of Common Stock immediately prior to the completion of the Company's initial public offering.